As filed with the Securities and Exchange Commission on July 19, 1996.
                                  File No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     UNITED CAROLINA BANCSHARES CORPORATION
               (Exact Name of Issuer as Specified in its Charter)

        North Carolina                               56-0954530
(State or Other Jurisdiction of                   (I.R.S. Employer
 Incorporation or Organization)                 Identification Number)


                             127 West Webster Street
                        Whiteville, North Carolina 28472
              (Address and Zip Code of Principal Executive Offices)

    UNITED CAROLINA BANCSHARES CORPORATION DOLLAR PLUS SAVINGS PLAN AND TRUST
                            (Full Title of the Plan)

                              Howard V. Hudson, Jr.
                     UNITED CAROLINA BANCSHARES CORPORATION
                             127 West Webster Street
                        Whiteville, North Carolina 28472
                                 (910) 642-5131
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

                                    Proposed     Proposed
                                    Maximum       Maximum
                          Amount    Offering     Aggregate      Amount of
Title of Securities       to be      Price       Offering      Registration
to be Registered       Registered   Per Unit      Price           Fee

Common Stock,
 par value $4.00
 per share              2,500,000   $   (1)      $   (1)       $19,073.28

Plan Interests in the      (2)          (3)          (3)           (3)
United Carolina
Bancshares Corporation
Dollar Plus Savings
Plan and Trust

         (1) Determined in accordance with Rule 457(h) under the Securities Act of 1933, based on $22.125, the average of the high and low prices reported on July 17,1996 as quoted on the NASDAQ National Market System.
         (2) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
         (3) Not applicable.


                      Total Number of Sequential Pages: 11
                        Exhibit Index Appears on Page: 9


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

     PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

         (i) Registrant's Annual Report on Form 10-K for the year ended December 31, 1995;

         (ii) Annual Report on Form 11-K for the year ended December 31, 1995, filed by the United Carolina Bancshares Corporation Dollar Plus Savings Plan and Trust (the "Plan");

         (iii) Registrant's Report on Form 10-Q for the quarterly period ended March 31, 1996;

         (iv) Registrant's Reports on Form 8-K filed February 9, 1996 and April 16, 1996;

         (v) Description of Registrant's Common Stock contained in its Registration Statement on Form 10, as amended by Registrant's subsequent reports filed under the Exchange Act; and,

         (vi) All documents subsequently filed with the Commission by Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         The opinion of Howard V. Hudson, Jr., an officer of the Registrant holding the offices of General Counsel and Secretary of the Registrant, addressing certain legal matters with respect to this Registration Statement is attached as Exhibits 5(a) and 23(a). As of May 31, 1996, Mr. Hudson was the beneficial owner of 25,915.654 shares of the Registrant's Common Stock of which 13,999.702 shares are allocated to Mr. Hudson's individual account in the Plan.

Item 6.  Indemnification of Directors and Officers

         The North Carolina Business Corporation Act provides for statutory indemnification of corporate directors and officers, and the allowance of voluntary (nonstatutory) indemnification of directors and officers and the procurement of insurance, both of which enable a corporation to

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

expand protection
substantially beyond the limits set by statutory indemnification. In addition, a corporation may, by adoption of charter provision, limit or eliminate the personal liability of each of its directors for monetary damages for breach of duty of care, with certain exceptions.

Statutory Indemnification:

         Mandatory Indemnification. A North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the director or officer in connection with the proceeding, including attorneys' fees.

         Permissive Indemnification. Subject to the exceptions noted below, a North Carolina corporation may, but is not required to, indemnify against liability a director or officer who is, or has been threatened to be made, a party to a proceeding because he is or was acting in that capacity if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not, however, permissibly indemnify a director or officer either in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or, in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Advance for Expenses. Expenses incurred by a director or officer in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

         Court-ordered Indemnification. Unless provided otherwise in a corporation's charter, a director or officer who is party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On application and notice, the court may order indemnification if it determines either (1) that the director or officer is entitled to mandatory indemnification, in which case the court will also order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or, (2) that the director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Nonstatutory Voluntary Indemnification:

         In addition to and separate and apart from those forms of statutory indemnification discussed above, the North Carolina Business Corporation Act provides that a corporation may indemnify or agree to indemnify any director or officer against liability or expenses in any proceeding by provisions in its charter or bylaws, or by contract or resolution adopted by the board of directors, subject to only one limiting standard of conduct that must be met: the director or officer cannot be indemnified on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. Further, a corporation may purchase and maintain insurance in any amount and for all available liability coverage on behalf of any person who was or is a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of such corporation as a director or officer of another corporation or business entity.

         Pursuant to Registrant's bylaws, any person who at any time is serving or has served as a director of Registrant shall have the right to be indemnified by Registrant to the fullest extent permitted by law against expenses, including reasonable attorneys' fees, and liability incurred by him in any proceeding. In addition, Registrant maintains directors and officers liability insurance for the benefit of Registrant and its directors and officers, which protects such persons against wrongful acts as defined in the insurance policies issued for such purpose.

Charter Limitation and Elimination of Liability:

     A corporation may by charter provision limit or eliminate the personal liability of each director for monetary damages for breach of any duty as a director, with certain exceptions. Those exceptions are: (1) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (2) any liability for unlawful distributions; (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date that the provision in the charter became effective.

         Pursuant to charter amendment approved by Registrant's shareholders in 1988, Registrant's charter provides that, to the fullest extent allowed by law, no director of Registrant shall be personally liable for monetary damages for breach of duty as a director. The aforementioned charter provision does not limit or preclude indemnification of a director by Registrant for any liability which has not been eliminated by this charter provision.

Item 7.  Exemption From Registration Claimed

         Not applicable

Item 8.  Exhibits

         The exhibits included as part of this Registration Statement are as follows:

         Exhibit Number                        Description

         5(a) and 23(a)                Opinion and Consent of Counsel of
                                       United Carolina Bancshares Corporation

            23(b)                      Consent of KPMG Peat Marwick LLP

Neither an opinion of counsel concerning compliance of the Plan with ERISA nor an Internal Revenue Service (the "Service") determination letter is submitted as an exhibit to this Registration Statement. The Plan last obtained a Service determination letter indicating that the Plan was qualified under Section 401 of the Internal Revenue Code on July 6, 1995. The Plan has been amended subsequent to its receipt of the aforementioned determination letter. In lieu of the aforementioned opinions, the Registrant undertakes hereby to submit the Plan and any amendments thereto to the Service in order to secure a determination letter in a timely manner and will make all changes required by the Service in order to qualify the Plan.

Item 9.  Undertakings

(a) Rule 415 Offering: The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (a)(1)(i) and
     (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents By Reference: The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the
     Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (h) Filing Of Registration Statement On Form S-8: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
     Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whiteville, State of North Carolina, on July 18, 1996.

                                  United Carolina Bancshares Corporation
                                  (Registrant)

                               by /s/Kenneth L. Miller, Jr.
                                  --------- ---------------
                                  Kenneth L. Miller, Jr.
                                  President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                    Title                         Date


/s/ E. Rhone Sasser            Chairman and Chief           July 18, 1996
- ------------------------       Executive Officer
E. Rhone Sasser


/s/ Ronald C. Monger           Executive Vice President      July 18, 1996
- ------------------------       and Chief Financial Officer
Ronald C. Monger               (Principal Financial
                               Officer)


/s/ John F. Watson             Controller (Principal         July 18, 1996
- ------------------------       Accounting Officer)
John F. Watson


/s/ J. W. Adams                Director                      July 18, 1996
- ------------------------
J. W. Adams


/s/ John V. Andrews            Director                      July 18, 1996
- ------------------------
John V. Andrews


/s/ Russell M. Carter          Director                      July 18, 1996
- ------------------------
Russell M. Carter


/s/ W. E. Carter               Director                      July 18, 1996
- ------------------------
W. Eugene Carter


/s/ Alfred E. Cleveland        Director                      July 18, 1996
- ------------------------
Alfred E. Cleveland


/s/ James L. Cresimore         Director                      July 18, 1996
- ------------------------
James L. Cresimore


/s/ Thomas P. Dillon           Director                      July 18, 1996
- ------------------------
Thomas P. Dillon

/s/ C. Frank Griffin           Director                      July 18, 1996
- ------------------------
C. Frank Griffin


/s/ James C. High              Director                      July 18, 1996
- ------------------------
James C. High


/s/ Jack E. Shaw               Director                      July 18, 1996
- ------------------------
Jack E. Shaw


/s/ Harold B. Wells            Director                      July 18, 1996
- ------------------------
Harold B. Wells


/s/ Charles M. Winston         Director                      July 18, 1996
- ------------------------
Charles M. Winston


         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Whiteville, State of North Carolina, on July 18, 1996.

                                  United Carolina Bancshares Corporation
                                  Dollar Plus Savings Plan and Trust
                                  (The Plan)

                               by:United Carolina Bancshares Corporation, Plan
                                  Administrator

                               by /s/ Thomas A. Nicholson, Jr.
                                  ----------------------------
                                  Thomas A. Nicholson, Jr.
                                  Senior Vice President

                               by: United Carolina Bank, Trustee

                               by: /s/ Jerry L. Schrader
                                   ---------------------
                                   Jerry L. Schrader
                                   Senior Vice President

                                 EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8


                                                           Sequential
Exhibit Number                 Description                 Page Number
- --------------                 -----------                 -----------

5(a) and 23(a)       Opinion and Consent of Counsel            10
                     of United Carolina Bancshares
                     Corporation

23(b)                Consent of KPMG Peat Marwick LLP         11





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